Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of August 1, 2004 (the “Effective Date”), by and between BankFinancial, F.S.B. (“Employer”), and Christa N. Calabrese (“Employee”).

WHEREAS, Employer and Employee desire to enter into an employment agreement governed by the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the provisions and undertakings set forth herein, the parties, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT.

1.1 Employment. Employer hereby retains and employs, and Employee accepts such retention and employment, to provide services hereunder as the Regional President of the Northern Region of Employer during the Employment Period (as defined in Section 3.1(a) below).

1.2 Duties and Obligations. Employee shall have and exercise such duties, responsibilities, privileges, powers and authority in such position as the Chief Executive Officer or the Board of Directors of Employer (the “Board”) has assigned or may hereafter assign to Employee.

1.3 Proprietary Property. Employee acknowledges that in the course of her employment with Employer, Employer will provide Employee with, or access to, non-public information about Employer’s customers, operations, plans, strategies and performance, including confidential customer information, customer lists, memoranda, files, records, trade secrets and such other proprietary information and property (collectively, the “Proprietary Property”) as is necessary or desirable to assist Employee in her duties. Employee acknowledges that the Proprietary Property is the sole and exclusive property of Employer and is not available to the public at large. Employee agrees that she shall not, while in the employ of Employer or thereafter, communicate or divulge to, or use for the benefit of herself or any other person, firm or corporation, without the prior written consent of Employer, any Proprietary Property or information relating to the Proprietary Property. Upon termination of Employee’s employment with Employer, Employee shall thereupon return all documentary and electronically stored Proprietary Property in her possession or control to Employer. Employee also acknowledges that certain state and federal privacy laws and regulations and Employer’s Privacy Principles expressly prohibit the disclosure and restrict the use of confidential customer information and agrees that she will abide by such Privacy Principles, laws and regulations at all times.

1.4 Performance. During the Employment Period, Employee shall devote her full business time and attention to performing her duties in accordance with the policies and procedures of Employer, as amended from time to time, such reasonable performance standards as the Board or the Chief Executive Officer of Employer has established or may hereafter establish in the exercise of good faith business judgment, including those set forth in Employer’s Personnel Manual, as amended from time to time, and such Business Plans as the Board or the

Chief Executive Officer of Employer has established or may hereafter establish in the exercise of good faith business judgment.

2. FINANCIAL ARRANGEMENTS.

2.1 Compensation. As Employee’s compensation for services provided hereunder during the Employment Period, Employer shall do the following:

(a) Salary. Employer shall pay Employee an annual base salary in the amount that is reflected in the payroll records of Employer on the Effective Date (“Base Salary”). Employee’s Base Salary shall be payable in accordance with the regular payroll practices of Employer.

(b) Incentive Compensation. The Board or the Chief Executive Officer of Employer shall establish an incentive compensation program for Employee for each fiscal year during the Employment Period. Employee shall be entitled to receive, in addition to Employee’s Base Salary, the incentive compensation earned by Employee pursuant to each such annual program.

(c) Expenses. Employee shall be reimbursed on a monthly basis for all reasonable business expenses incurred by her in the performance of her duties as the Regional President of Employer’s Northern Region, to the extent such expenses are substantiated and are consistent with the general policies of Employer relative to expense reimbursement.

(d) Benefits. In addition to the compensation provided for in the other provisions of this Section 2, Employee shall be entitled to participate in and receive benefits under Employer’s 401(k) plan and Employer’s medical, life, dental, vision and disability insurance plans (collectively, the “Core Plans”) as are uniformly provided to non-probationary full-time employees of Employer during the Employment Period in accordance with the terms and conditions of such plans.

(e) Paid Time Off. Employee shall be entitled to four (4) weeks of paid time off during each full calendar year during the Employment Period in accordance with Employer’s normal personnel policies and practices.

(f) Allowances. During the Employment Period, Employer shall continue to provide Employee with the use of the Cadillac automobile that was previously purchased for Employee’s use, and shall continue to insure and pay for the maintenance of such automobile. Employer shall also pay Employee an annual allowance of $9,000 for club dues and fuel. Employer shall have the option to elect to provide Employee with a replacement automobile equivalent in value to the current automobile, or alternatively, to increase the foregoing annual allowance to $18,000 in lieu of providing Employee with the use of an automobile. An election by Employer to increase Employee’s annual allowance in lieu of providing her with the use of an automobile would be intended to provide Employee with additional funds for her use in leasing or purchasing and insuring another automobile.

(g) Disability Insurance. During the Employment Period, Employer may, in its discretion, provide Employee with a disability insurance policy with coverage sufficient to provide Employee with annual disability insurance payments in an amount equal to not less than sixty percent (60%) of Employee’s Base Salary for a period at least equal to the then remaining term of the Employment Period (the “Disability Policy”). If a Disability Policy is so provided, Employee shall be responsible for the payment of all premiums on the Disability Policy and shall cooperate with Employer in all respects as necessary or appropriate to enable Employer to procure the Disability Policy, and Employer shall provide Employee with an annual allowance in an amount sufficient, on an after-tax basis, to equal the annual premiums for the Disability Policy.

(h) Life Insurance. During the Employment Period, Employer may, in its discretion, provide Employee with a term life insurance policy with coverage sufficient to provide a death benefit in an amount not less than three (3) times Employee’s Base Salary, as of the date of this Agreement, containing a rider for inflation based adjustments (the “Life Insurance Policy”), unless such life insurance policy is unobtainable due to the Employee’s failure to cooperate in obtaining the same or Employee is uninsurable. If a Life Insurance Policy is so provided, Employer shall pay all premiums on the Life Insurance Policy and Employee shall pay all income taxes that become due as a result of Employer’s payment of such premiums; provided, however, that in such event, Employer shall provide Employee with an annual Life Insurance Policy allowance in an amount calculated as follows: (the amount of the annual premiums paid by Employer for the Life Insurance Policy during that year) divided by (1 – Employee’s income tax rate for that year). Employee shall cooperate with Employer in all respects as necessary or appropriate to enable Employer to procure the Life Insurance Policy. Employee shall own and have exclusive authority to designate one or more beneficiaries under the Life Insurance Policy. Employee shall have the right to assume responsibility for the payment of the premiums under and to continue the Life Insurance Policy following the termination of Employee’s employment with Employer, but only if such assumption and continuation are permissible under the terms of the Life Insurance Policy and any costs associated therewith are borne by Employee. The Life Insurance Policy shall be in addition to any life insurance benefits that Employer now or hereafter provides uniformly to non-probationary full-time employees of Employer during the Employment Period.

3. TERM AND TERMINATION.

3.1 Term.

(a) Employment Period. The term of this Agreement shall commence as of the Effective Date and shall thereafter continue for a period of thirty-six (36) months. All references herein to the “Employment Period” shall mean, for all purposes of this Agreement, the term of this Agreement as initially established by this Section 3.1(a), and as such term may subsequently be extended pursuant to Section 3.2(b). This Agreement shall automatically terminate upon the expiration of the Employment Period.

(b) Annual Review. The Board shall review this Agreement and the compensation arrangements provided for herein or before March 31, 2005, and on or before March 31st of each succeeding calendar year during the Employment Period (each an “Anniversary Date”). As part of each annual review, the Board shall determine, in its discretion, whether or not to increase Employee’s Base Salary, and whether or not to extend the Employment Period so that the remaining term of the Employment Period shall then be thirty-six (36) months. The rationale and results of such review and the justification for any such increase or extension shall be documented in the minutes of the meeting at which such review was conducted.

3.2 Termination. This Agreement may be terminated prior to the expiration of the Employment Period on the first to occur of any of the following events:

(a) Mutual Agreement. Employee and Employer mutually agree in writing to terminate this Agreement.

(b) Resignation. Employee may terminate this Agreement and her employment with Employer “By Resignation” during the Employment Period, subject to the notification requirements set forth in Section 3.3. A termination “By Resignation” shall mean Employee’s termination of her employment for any reason other than a “Good Reason” as such term is defined in Section 3.2(g).

(c) Disability or Death. In the event Employee becomes disabled, to the extent that she is physically or materially incapacitated for more than six (6) months in the aggregate over a period of twelve (12) months so that Employee is unable to perform her essential duties and functions hereunder, this Agreement and Employee’s employment may be terminated by Employer upon written notice to Employee. This Agreement will automatically terminate upon Employee’s death.

(d) For Cause. Employer may terminate this Agreement and Employee’s employment with Employer “For Cause” at any time during the Employment Period. A termination “For Cause” shall mean Employer’s termination of Employee’s full-time employment hereunder because of Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease-and-desist order, a repeated and material failure to achieve minimum objectives under a Business Plan established in accordance with this Agreement, a repeated and material failure of Employee to meet reasonable performance standards established in accordance with this Agreement, or a material breach of any provision of this Agreement.

(e) Without Cause. Employer may terminate this Agreement and Employee’s employment with Employer “Without Cause” at any time during the Employment Period, subject to the notification requirements set forth in Section 3.3. A termination “Without Cause” shall mean Employer’s termination of Employee’s employment for any reason other than a termination For Cause or a termination based on Employee’s.

(f) Good Reason. Employee may terminate this Agreement and her employment with Employer for “Good Reason,” subject to the requirements set forth in this Section 3.2(g) and the notification requirements set forth in Section 3.3. A termination for “Good Reason” shall mean Employee’s resignation from Employer’s employ during the Employment Period based upon any of the following acts, omissions or events, but only if taken or occurring during the Employment Period without Employee’s prior written express consent: (i) a decision by the Board not to elect or re-elect or to appoint or re-appoint Employee as the Regional President of Employer’s Northern Region, or a decision by the Board to remove Employee from any such position; (ii) the failure of the Board to extend the Employment Period during an annual review conducted pursuant to Section 3.1(b) so that the remaining term of the Employment Period at such time will be thirty-six (36) months; (iii) the Board’s relocation of Employee’s principal place of employment to a place that is more than fifteen (15) miles from the city limits of Chicago, Illinois; or (iv) a reduction in Employee’s Base Salary; (v) a liquidation or dissolution of Employer; and (vi) a material uncured breach of this Agreement by Employer. Employee shall have the right to elect to terminate her employment for Good Reason only by giving the Chief Executive Officer of Employer a Notice of Termination (as defined in Section 3.3 below) within sixty (60) days after the act, omission or event giving rise to said right to elect. Notwithstanding the foregoing, Employee shall not have a right to elect to terminate her employment based on the events set forth in this Section 3.2(g) solely on the basis of the Board’s appointment of an Acting Regional President of Employer’s Northern Region if Employee becomes disabled, if the Board fails to increase Employee’s Base salary during an annual review conducted pursuant to Section 3.1(b), if Employer changes Employee’s duties, responsibilities, authorities or the geographic configuration of Employer’s Northern Region, or if Employer fully rescinds or cures, within ten (10) days after its receipt of Employee’s Notice of Termination, the act, omission or event giving rise to Employee’s right to elect to terminate her employment for Good Reason.

3.3 Notice of Termination. Any termination or purported termination by Employer or Employee of this Agreement or Employee’s employment shall be communicated by a Notice of Termination to the other party. A “Notice of Termination” shall mean a written notice that shall set forth the effective date of the termination of Employee’s employment, identify the specific termination provision(s) in this Agreement relied upon, and set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Employee’s employment under the provision so identified. The party issuing the Notice of Termination shall cause it to be delivered to the other party either in person, by United States mail or via a reputable commercial delivery service, in the manner provided in Section 3.2(g) in the case of a Termination for Good Reason, and in all other cases not less than thirty (30) days prior to the effective date of termination. Unless otherwise specified herein, notices to Employer shall be addressed and delivered to the principal headquarters office of Employer, Attention: Chief Executive Officer and General Counsel, with a copy concurrently so delivered to Barack Ferrazzano Kirschbaum Perlman & Nagelberg, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606, to the joint attention of Edwin S. del Hierro and Lynne D. Mapes-Riordan. Notices to the Employee shall be sent to the address set forth below.

3.4 Effects of Termination.

(a) Mutual Agreement, Resignation or For Cause. In the event that Employee’s employment is terminated during the Employment Period pursuant to Section 3.2(a), Section 3.2(b) or Section 3.2(d), Employer shall pay Employee the unpaid balance of Employee’s Base Salary through the effective date of the termination of Employee’s employment (“Earned Salary”), but Employee shall receive no bonus or incentive compensation for the current year (all such amounts shall remain unearned and unvested), and, except for any rights that Employee has under Section 2.1(h) to assume the Life Insurance Policy, Employee shall receive no compensation or other benefits for any period after the effective date of the termination of Employee’s employment.

(b) Disability or Death. In the event that Employee’s employment is terminated during the Employment Period pursuant to Section 3.2(c), Employer shall (i) pay Employee (or her estate or trust in the event of her death) her Earned Salary (as defined above); (ii) pay Employee (or her estate or trust in the event of her death) an amount equal to the annual average of any cash incentive compensation and bonus that Employee received during the immediately preceding two (2) fiscal years, prorated based on the number of days during such year that elapsed prior to the effective date of the termination of Employee’s employment (“Prorated Incentive Compensation”); (iii) make, for the benefit of Employee, the matching 401(k) plan contribution that Employee is entitled to receive for the current year, prorated based on the number of days during such year that elapsed prior to the effective date of the termination of Employee’s employment (“Accrued Plan Contribution”), (iv) subject to the Disability Insurance Adjustment and the Life Insurance Adjustment (each defined below), pay Employee (or her estate or trust in the event of her death) the Base Salary that Employee would have been paid pursuant to Section 2.1(a) from the effective date of termination through the date the Employment Period would have expired if Employee’s employment had not been terminated prior to the expiration of the term of this Agreement (“Salary Continuation Payments”); and (v) provide Employee (or upon her death, her surviving spouse, if any) with the same coverage under the Core Plans (or if applicable, a Contingent Insurance Stipend, as defined below) that Employee would have been provided from the effective date of termination through the date the Employment Period would have expired if Employee’s employment had not been terminated prior to the expiration of the term of this Agreement, in each case subject to Employee’s payment of the costs and contributions that such plans provide are the responsibility of the insured employee and the availability of such continued coverage through Employer’s then-current insurance carrier.

(c) Without Cause or For Good Reason. In the event that Employee’s employment is terminated during the Employment Period pursuant to Section 3.2(f) or Section 3.2(g), Employer shall (i) pay Employee her Earned Salary (as defined above); (ii) pay Employee her Prorated Incentive Compensation (as defined above); (iii) make, for the benefit of Employee, the Accrued Plan Contribution (as defined above); (iv) provide Employee (or upon her death, her surviving spouse, if any) with coverage under the Core Plans (or if applicable, a Contingent Insurance Stipend as defined below) for a period of thirty-six (36) months from the effective date of the termination of Employee’s employment, in each case subject to Employee’s payment of the costs and contributions that such plans provide are the responsibility of the insured employee and the availability of such continued coverage through Employer’s then-current insurance carrier; and (v) pay Employee an amount equal to three (3) times Employee’s Average Annual Compensation. The term “Average Annual Compensation” shall mean the average of Employee’s annual Compensation based on the most recent three (3) taxable years. The term “Compensation” shall mean, for the purposes of the foregoing definition as it relates to any tax year, all Base Salary, incentive compensation, bonuses, special allowances, and any other taxable income paid by Employer to Employee during such tax year, but excluding any payments or benefits provided to Employee pursuant to any plan or program established or maintained by Employer’s parent company or companies.

4. Payment of Any Amounts Due on Termination

4.1 No Other Payments. Except as expressly provided in Section 3, Employer shall have no obligation to provide Employer with any compensation or benefits following a termination of this Agreement or Employee’s employment with Employer.

4.2 Installment Payments; Lump Sum Payment Election. Any amounts that become payable to Employee under Section 3 upon the termination of her employment other than Earned Salary shall be paid in equal installments except as provided in this Section 4.2. The installments shall be payable over the period beginning on Employer’s first regular payroll date after the effective date of termination, and ending, in the case of a termination pursuant to Section 3.2(c), on Employer’s first regular payroll date after the date the Employment Period would have expired if Employee’s employment had not been terminated pursuant to Section 3.2(c) prior to the expiration of the term of this Agreement, and ending, in the case of a termination pursuant to Section 3.2(f) or 3.2(g), on first the regular payroll date after the third anniversary of the effective date of termination. At the election of Employer, all amounts payable in installments may be paid in a single lump sum within forty-five (45) days of the effective date of the termination of Employee’s employment. For the purpose of calculating the amount of the lump sum payment, all amounts payable to Employee under Section 3, other than Earned Salary, any cash incentive compensation payments, Core Plan contributions and any Contingent Insurance Stipend due Employee, shall be discounted to reflect the present value of such payments using a discount rate equal to the then applicable rate for two (2) year United States Treasury Notes. If Employer desires to make such an election, it shall be required to do so in a writing delivered to Employee or if applicable, the executor or personal representative of Employee’s estate or the trustee of Employee’s trust, within forty-five (45) days of the effective date of the termination of Employee’s employment.

4.2 Disability Insurance Adjustment. If Employee receives disability benefits under the Disability Policy or any Core Plan or receives federal Social Security disability benefits (collectively, “Disability Payments”), Employer’s obligation to pay Employee her Base Salary under this Agreement shall be reduced, as of the date the Disability Payments are first received by Employee, to an amount equal to the difference between Employee’s Base Salary and the Disability Payments that Employee received during each applicable payroll period. The Employee shall make reasonable good faith efforts to notify Employer of the receipt of Disability Payments.

4.3 Life Insurance Adjustment. If this Agreement and Employee’s employment terminate pursuant to Section 3.2(c) by reason of Employee’s death, Employer shall have no obligation to pay Employee the Salary Continuation Payments if it procures and causes Employee to be insured under the Life Insurance Policy in the amount specified in, and otherwise in accordance with, Section 2.1(h), and the death benefits are paid to the beneficiaries under the Life Insurance Policy in accordance with Section 2.1(h).

4.4 Contingent Insurance Stipend. In the event that any continued medical insurance coverage that Employer is obligated to provide pursuant to Section 3 of this Agreement is not then available, Employer shall pay Employee (or upon her death, her spouse), during the applicable period, a stipend in an amount sufficient, on an after-tax basis, to equal the amount that Employer would have contributed for Employee’s benefit during the applicable period under Employer’s Section 125 Cafeteria Plan if Employee had remained in Employer’s employ during the applicable period. The stipend shall be payable in equal installments during the applicable period on dates coinciding with Employer’s regular payroll dates.

4.5 General Release. In consideration of Employer’s agreements with respect to the monetary payments and benefits provided for in Section 3 of this Agreement (which payments exceed the nature and scope of that to which Employee would have been legally entitled to receive absent this Agreement), and as a condition precedent to Employee’s receipt of such payments, Employee (or in the event of Employee’s death, Employee’s executor, trustee, administrator or personal representative, as applicable), shall, at the time the first of any such payments is tendered, execute and deliver to Employer a general release in favor of Employer and its officers, directors, employees and affiliates, releasing all claims, demands, causes of actions and liabilities arising out of this Agreement, Employee’s employment or the termination thereof, including, but not limited to, claims, demands, causes of action and liabilities for wages, back pay, front pay, attorney’s fees, other sums of money, insurance, benefits, or contracts; and all claims, demands, causes of actions and liabilities arising out of or under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof, whether now existed or hereinafter enacted or adopted, including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, and no further payments shall be due Employee until such time as all applicable waiting or rescission periods thereunder shall have expired or shall have been waived. Notwithstanding the foregoing or anything to the contrary herein, the general release shall not release any unperformed obligations of Employer under this Agreement.

5. REGULATORY PROVISIONS.

In the event any provisions of this Agreement are in conflict with the provisions of this Section 5, this Section 5 shall prevail.

5.1 Employee’s Rights Not Prejudiced. The Employer may terminate Employee’s employment at any time, but any termination by Employer, other than For Cause, shall not prejudice any right of Employee to compensation or other benefits under this Agreement. Employee shall not have the right to receive compensation or other benefits for any period after a termination For Cause.

5.2 Suspension; Temporary Removal. If Employee is suspended and/or temporarily prohibited from participating in the conduct of the affairs of Employer or an Affiliate by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3) or (g)(1), Employer’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer may in its discretion: (i) pay Employee all or part of the compensation withheld while the contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

5.3 Removal; Prohibition. If Employee is removed and/or permanently prohibited from participating in the conduct of the affairs of Employer or an Affiliate by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

5.4 Employer in Default. If Employer is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations of Employer under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

5.5 Regulatory Termination. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the institution: (i) by the Director of the OTS (or her designee) at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c); or (ii) by the Director of the OTS (or her designee) at the time the Director (or her designee) approves a supervisory merger to resolve problems related to the operations of Employer or when Employer is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

5.6 Certain Payments. Any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and 12 C.F.R. Section 545.121 and any rules and regulations promulgated thereunder.

5.7 OTS Limitation. Notwithstanding anything to the contrary in this Agreement, in no case shall the total Departure Compensation (defined below) paid to Employee upon the termination of her employment with Employer, regardless of the reason, exceed three (3) times Employee’s Average Annual Regulatory Compensation (defined below). The term “Departure Compensation” shall any mean payments and other things of value that Employer makes or provides to Employee upon the termination of Employee’s employment with Employer, but shall not mean or include any Prorated Incentive Compensation (defined above) that the Board determines was earned by Employee prior to the Effective Date of termination, any Earned Salary (defined above) or any Accrued Plan Contributions (defined above). The term “Average Annual Regulatory Compensation” shall mean the average of Employee’s annual Regulatory Compensation (defined below) based on the most recent three (3) tax years, or if Employee was employed by Employer for less than three (3) full tax years, based on such lesser number of tax years or portions thereof as Employee was employed by Employer. The term “Regulatory Compensation” shall mean, for the purposes of the foregoing definition as it relates to any tax year, any payment of money or provision of any other thing of value by Employer to Employee in consideration of Employee’s employment, including, without limitation, Base Salary, commissions, bonuses, pension and profit-sharing plans, severance payments, retirement, director or committee fees, fringe benefits, payment of expense items without accountability or business purpose or that do not meet Internal Revenue Service requirements for deductibility by the association. In the event that the total Departure Compensation that becomes due to Employee under this Agreement exceeds three (3) times Employee’s Average Annual Regulatory Compensation, the aggregate payments or other things of value constituting Departure Compensation shall be reduced to a lesser amount, the value of which shall be one dollar ($1.00) less than three (3) times Employee’s Average Annual Regulatory Compensation. In such a case, the reduction shall be allocated among the components of such payments and other things of value in the manner designated by Employee.

5.8 Section 280G. Notwithstanding any other provisions of this Agreement, in no event shall the aggregate payments or benefits to be made or afforded to Employee under this Agreement or otherwise constitute or contribute to Employee’s receipt of an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor thereto. In order to avoid such a result, such aggregate payments or benefits will be reduced, if necessary, to a lesser amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Employee’s “base amount” as determined in accordance with said Section 280G. The reduction shall be allocated among the components of such payments and benefits in the manner designated by Employee.

5.9 Capital Limitations. Notwithstanding any other provisions of this Agreement: (i) in the event Employer is not in compliance with its minimum capital requirements as established by applicable federal laws and regulations at the time any payment becomes due to Employee pursuant to Section 3, Employer shall be entitled to defer such payment until such time as Employer is in compliance with such minimum capital requirements; and (ii) if Employer is in compliance with such minimum capital requirements at the time any such payment becomes due, but the making of any such payment would cause Employer’s capital to fall below such minimum capital requirements, Employer shall be entitled to reduce the amount of such payment as necessary to enable Employer to remain in compliance with such minimum capital requirements, subject to Employer’s obligation to pay the amount of any such reductions (or any portion thereof) as soon as such amount can be paid without causing Employer’s capital to fall below such minimum capital requirements.

6. INDEMNIFICATION

6.1 Indemnification, Advancement and Insurance. The Employer shall, subject to the conditions and findings set forth in 12 C.F.R. Section 545.121: (i) provide Employee (including her heirs, executors and administrators), at Employer’s expense, with insurance under a directors’ and officers’ liability insurance policy that reasonably and adequately insures Employee for her acts and omissions as a director, officer or employee of Employer and its subsidiaries; (ii) indemnify Employee (and her heirs, executors and administrators) against all judgments entered and settlements made in any pending or threatened action and any appeal or other proceeding for review of such action, regardless of whether such action is a judicial or administrative proceeding, if such action was brought or threatened because Employee is or was a director, officer or employee of Employer or any of its subsidiaries; (iii) indemnify Employee (and her heirs, executors and administrators) against all and reasonable costs and expenses, including reasonable attorney’s fees, actually paid or incurred by Employee in defending or settling any such action, or in enforcing Employee’s rights to indemnification under this Section 6.1; and (iv) to the extent that Employer is not then authorized by applicable law to provide such indemnification, advance Employee her reasonable costs and expenses, including reasonable attorney’s fees, arising from the settlement or defense of any such action, subject to Employer’s receipt of a written undertaking from Employee to repay all costs and expenses so advanced if Employee is later determined not to be entitled to indemnification. In the event that 12 C.F.R. Section 545.121 or the provisions of Employer’s bylaws or charter that relate to indemnification and the advancement of expenses are hereafter amended, such amendment shall apply to Employer’s obligations under this Section 6.1, but only to the extent that it increases Employer’s authority to indemnify or advance expenses to Employee beyond the authority that was provided, or reduces any limitations on such authority that were imposed, by 12 C.F.R. Section 545.121 and the provisions of Employer’s bylaws or charter on the Effective Date. Notwithstanding the foregoing and anything to the contrary in this Agreement, Employer shall have no obligations under this Section 6.1 or under any provision of its charter or bylaws to provide indemnification or advance expenses to Employee in connection with any pending or threatened action, and any appeal or other proceeding for review of such action, regardless of whether such action is a judicial or administrative proceeding, if such action was brought or threatened because Employee is or was a director, officer or employee of a person or legal entity that is not or was not an affiliate of Employer, or because of any duty or alleged duty arising out of a past or present employment, contractual or other legal relationship between Employee and a legal entity that is or was not an Affiliate of Employer. Any payments made to Employee pursuant to this Section 6.1 shall be subject to and conditioned upon compliance with the applicable provisions of 12 U.S.C. 1828(k), as amended, and 12 C.F.R. Section 545.121, as amended, and any rules or regulations promulgated in connection with therewith.

6.2 Procedures. Any request for indemnity or the advancement of expenses shall be made in a written notice delivered by Employee to the General Counsel of Employer. The notice shall describe with reasonable particularity the claim that has been made or threatened against Employee and the reasons why Employee believes that it is lawful and appropriate for Employer to indemnify or advance expenses to him in connection with such claim. Following the delivery of such written notice, the Board shall, as soon as practicable and by no later than its next regularly scheduled Board meeting, adopt a resolution by the affirmative vote of not less than a majority of its members (i) determining in good faith and on the basis of reasonable evidence or other information whether or not Employee, in connection with such claim, was acting in good faith within the scope of her employment or authority as he perceived it under the circumstances and for a purpose he could reasonably have believed under the circumstances was in the best interests of Employer, and (ii) determining whether or not Employer will approve or deny Employee’s request subject to any regulatory notification requirements; provided, however, that if the Board lacks sufficient evidence or other information at the time of such meeting to make the determination set forth in Subsection (i) of this Section 6.2, the Board shall adopt a resolution at such meeting by the affirmative vote of not less than a majority of its members determining whether or not Employer will advance Employee the reasonable costs of defending or settling such claim, subject to such undertakings by Employee as may be required by applicable law. The Board shall provide Employee with a copy of each such resolution promptly after its adoption.

7. NON-SOLICITATION/NON-COMPETITION

7.1 Non-Solicitation. Employee shall not, during the term of Employee’s employment and for a period of eighteen (18) months after the effective date of the termination of Employee’s employment (the “Non-Solicitation Period”), directly or indirectly, either as an individual for Employee’s own account, or as an employee, agent, independent contractor, officer, director or member of any association, corporation, partnership, limited liability company, firm or any other business entity of any type (each an “Entity”): (a) call upon, solicit, divert or take away any person or entity that was or is a customer of Success National Bank, Employer or any subsidiary or other affiliate of either at any time between January 1, 2001 and the last day of the Non-Solicitation Period; (b) solicit or induce any such customer to terminate any loan, deposit account, financial advisory relationship, or any other business or contractual relationship with Employer or any subsidiary or other affiliate of either; (c) hire, assist any Entity in hiring, or cause any Entity to hire any person who was or is an employee of Success National Bank, Employer or any subsidiary or other affiliate of either between January 1, 2001 and the last day of the Non-Solicitation Period; (d) solicit or induce any such employee to terminate her or her employment with Employer or any subsidiary or other affiliate of either; or (e) attempt to do, or conspire with or aid and abet others in doing or attempting to do, any of the foregoing.

7.2 Non-Competition. Employee shall not, during the term of Employee’s employment and during the Non-Competition Period (defined below), directly or indirectly, within ten (10) miles of Employer’s existing banking facility located at 3443 West Touhy, Lincolnwood, Illinois: (a) engage in any business or activity that competes with the business of Employer; (b) enter into the employ of any person engaged in any business or activity that competes with the business of Employer or render any services to any person for use in competing with the business of Employer; or (c) have an interest in any person engaged in any business or activity that competes with the business of Employer, directly or indirectly, in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, member, manager, creditor or consultant or any other relationship or capacity (other than Employee’s ownership of shares of stock representing less than two percent (2%) of the issued and outstanding shares of stock of an Entity if such shares are listed on a national stock exchange). The term “Non-Competition Period” shall mean: (i) the greater of (A) six (6) months after the effective date of the termination of Employee’s employment, and (B) any period of time during which Employee is entitled to receive payments or benefits pursuant to Section 3 of this Agreement on account of a termination Without Cause or for Good Reason or based on Employee’s disability, which period shall be determined without regard to any election made by Employer to make any payments in a single lump sum; and (ii) six (6) months from the effective date of the termination of Employee’s employment if such employment is terminated For Cause, By Resignation or With Cause.

7.3 Remedies Upon Breach. Employee acknowledges and agrees that (a) Employer shall be irreparably injured in the event of a breach by Employee of any of Employee’s obligations under this Section 7.3; (b) monetary damages shall not be an adequate remedy for any such breach; (c) Employer shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (d) the existence of any claims which Employee may have against Employer, whether under this Agreement or otherwise, shall not be a defense to the enforcement by Employer of any of its rights under this Section 7.3.

7.4 Enforcement. The covenants and obligations of Employee contained in this Section 7.4 shall be in addition to, and not in lieu of, any covenants and obligations which Employee may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and obligations, and their enforceability, shall survive the termination of this Agreement.

7.5 Survival. The provisions of this Section 7 shall survive: (a) with respect to Section 7.1, until the expiration of the Non-Solicitation Period, and (b) with respect to Section 7.2, until the expiration of the Non-Competition Period.

8. MISCELLANEOUS

8.1 Assignment. This Agreement and all rights and benefits hereunder are personal to Employee and to Employer. Accordingly, no rights, interests or benefits hereunder shall be sold, transferred or assigned without the prior written consent of the other party; provided that the legal effect of a merger between Employer and another entity shall not be considered an assignment of this Agreement

8.2 Employment Status of Employee. It is expressly acknowledged that Employee, in the performance of her services hereunder, is an employee of Employer. Accordingly, Employer shall deduct from the compensation paid to Employee any sums for income tax, social security or any other withholding taxes as are required by law.

8.3 Modification. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto and approved by the Board. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived. Notwithstanding the foregoing, in the event that any provision or the implementation of any provision of this Agreement is finally determined to violate any applicable law, regulation or other regulatory requirement that is binding on the Bank, or to constitute an unsafe and unsound banking practice, Employee and Employer agree to amend such provision to the extent necessary to remove or eliminate such violation or unsafe and unsound banking practice, and such provision shall then be applicable in the amended form.

8.4 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to Employee’s employment with Employer, and supersedes any prior offer of employment, employment letter or other agreements or understandings between Employer and Employee, whether oral or written, with respect thereto, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind provided for in any Core Plan or any separate plan or program established for the benefit of Employer employees generally, or any separate plan or program established after the date of this Agreement for the specific benefit of Employee.

8.5 Notices. Notice required herein shall be effective when delivered in person or sent by United States Certified Mail, postage prepaid and addressed to BankFinancial, F.S.B., 15W060 North Frontage Road, Burr Ridge, Illinois, 60527, and of Employee to be 1278 N. Wellington, Palatine, Illinois. :

8.6 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the internal laws of Illinois.

8.7 Severability. If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision that is not held invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect. Without limiting the foregoing, if any provisions of Section 7 this Agreement are held to be unenforceable because of the scope, duration or area of applicability, the court making such determination shall have the power to modify such scope, duration or area of applicability, or all of them, and such provision shall then be applicable in the modified form.

8.8 Waiver of Breach. The waiver by either party of a breach or violation of any provision hereof shall not operate as a waiver of any subsequent breach of the same or any other provision hereof.

8.9 Survival. Any obligations of Employer or Employee under this Agreement that are continuing or contemplate future performance shall survive the termination of this Agreement.

8.10 Payments to Estate or Trust. Any amounts due Employee hereunder shall be paid to Employee’s estate in the event of Employee’s death except as expressly provided herein; provided that, notwithstanding the foregoing, Employee may, in her discretion, provide for the payment of some or all of such amounts to a trust established by Employee, and may provide for the payment of amounts payable under the Life Insurance Policy to the beneficiaries designated by Employee. In the event that Employee desires that such amounts be paid to a trust, Employee shall notify Employer of such intention in writing and comply with any requirements of applicable law.

8.11 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date referenced above.

EMPLOYER: BANKFINANCIAL, F.S.B.		EMPLOYEE:

/s/ F. Morgan Gasior		/s/ Christa N. Calabrese
By:	Its duly authorized officer	Name: Christa N. Calabrese